Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of _____ (the “Effective Date”), by and between Maase Inc., incorporated under the laws of the Cayman Islands (the “Company”), and ___, an individual. Except with respect to the direct employment of __ by the Company, the term “Company” as used herein with respect to all obligations of __ hereunder shall be deemed to include the Company and all of its subsidiaries and affiliated entities (collectively, the “Group”).

RECITALS

A. The Company desires to employ ____, as its Co-Chief Technology Officer (the “Co- CTO”) and to assure itself of the services of the Co-CTO during the term of Employment (as defined below).

B. ____, desires to be employed by the Company as its Co-CTO during the term of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Company hereby agrees to employ the Co-CTO, and the Co-CTO hereby accepts such employment, on the terms and conditions set forth hereinafter (the “Employment”).

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be [five years] commencing on the Effective Date, unless terminated earlier pursuant to the terms of this Agreement. The Employment will be renewed automatically for an additional one-year term if neither the Company nor the Co-CTO provides a notice of termination of the Employment as set forth in section 6(b) below to the other party or otherwise proposes to re-negotiate the terms of the Employment with the other party within three months prior to the expiration of the applicable term.

3.	DUTIES AND RESPONSIBILITIES

(a)	The Co-CTO’s duties at the Company will include all jobs assigned by the Company’s Board of the DireCo-CTOrs (the “Board”).

(b)	The Co-CTO shall devote all of her working time, attention and skills to the performance of her duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement, the memorandum and articles of association of the Company, as amended and restated from time to time, and the guidelines, policies and procedures of the Company approved from time to time by the Board.

(c)	The Co-CTO shall use her best efforts to perform her duties hereunder. The Co-CTO shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not be concerned or interested in any business or entity that engages in the same business in which the Company engages (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Co-CTO from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere if such shares or securities represent less than 5% of the competitors outstanding shares and securities. The Co-CTO shall notify the Company in writing of her interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

4.	NO BREACH OF CONTRACT

The Co-CTO hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Co-CTO and the performance by the Co-CTO of the Co-CTO’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Co-CTO is a party or otherwise bound, except for agreements entered into by and between the Co-CTO and any member of the Group pursuant to applicable law, if any; (ii) that the Co-CTO has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Co-CTO entering into this Agreement or carrying out her duties hereunder; (iii) that the Co-CTO is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	COMPENSATION AND BENEFITS

(a)	Base Salary. The Co-CTO’s initial base salary shall be subject to annual review and adjustment by the Board.

(b)	Bonus. The Co-CTO shall be eligible for bonus as determined by the Board.

(c)	Equity Incentives. To the extent the Company adopts and maintains a share incentive plan, the Co-CTO shall be eligible to participate in such plan pursuant to the terms thereof as determined by the Board.

(d)	Benefits. The Co-CTO is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

(e)	Expenses. The Co-CTO shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel and other expenses incurred by the Co-CTO in the performance of her duties under this Agreement; provided that she properly accounts for such expenses in accordance with the Company’s policies and procedures.

6.	TERMINATION OF THE AGREEMENT

(a)	By the Company.

(i) For Cause. The Company may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Co-CTO is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement,

(2) the Co-CTO has been grossly negligent or acted dishonestly to the detriment of the Company,

(3) the Co-CTO has engaged in actions amounting to willful misconduct or failed to perform her duties hereunder and such failure continues after the Co-CTO is afforded a reasonable opportunity to cure such failure; or

(4) the Co-CTO violates Section 7 or 9 of this Agreement.

Upon termination for cause, the Co-CTO shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Co-CTO will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Co-CTO’s right to all other benefits will terminate, except as required by any applicable law.

(ii) For death and disability. The Company may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Co-CTO has died, or

(2) the Co-CTO has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Co-CTO unable to perform the essential functions of her employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Co-CTO shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Co-CTO will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Co-CTO’s right to all other benefits will terminate, except as required by any applicable law.

(iii) Without Cause. The Company may terminate the Employment without cause, at any time, upon one-month prior written notice.

Upon termination without, the Co-CTO shall be entitled to the amount of base salary earned and not paid prior to termination.

(b)	By the Co-CTO. The Co-CTO may terminate the Employment at any time with a one-month prior written notice to the Company, if (1) there is a material reduction in the Co-CTO’s authority, duties and responsibilities, or (2) there is a material reduction in the Co-CTO’s annual salary. Upon the Co-CTO’s termination without cause, the Co-CTO shall be entitled to the amount of base salary earned and not paid prior to termination. In addition, the Co-CTO may resign prior to the expiration of the Agreement if such resignation is approved by the Board or an alternative arrangement with respect to the Employment is agreed to by the Board.

(c)	Notice of Termination. Any termination of the Co-CTO’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

(a)	Confidentiality and Non-disclosure. The Co-CTO hereby agrees at all times during the term of the Employment and after her termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without prior written consent of the Company, any Confidential Information. The Co-CTO understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, francherees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Co-CTO by or obtained by the Co-CTO from the Company, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Co-CTO.

(b)	Company Property. The Co-CTO understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with her work or using the facilities of the Company are property of the Company and subject to inspection by the Company at any time. Upon termination of the Co-CTO’s employment with the Company (or at any other time when requested by the Company), the Co-CTO will promptly deliver to the Company all documents and materials of any nature pertaining to her work with the Company and will provide written certification of her compliance with this Agreement. Under no circumstances will the Co-CTO have, following her termination, in her possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Co-CTO agrees that she has not and will not, during the term of the Employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Co-CTO has an agreement or duty to keep in confidence information acquired by Co-CTO, if any, or (ii) bring into the premises of the Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Co-CTO will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Co-CTO recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Co-CTO agrees that the Co-CTO owes the Company and such third parties, during the Employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 7 shall survive the termination of this Agreement for any reason. In the event the Co-CTO breaches this Section 7, the Company shall have right to seek remedies permissible under applicable law.

8.	CONFLICTING EMPLOYMENT.

The Co-CTO hereby agrees that, during the term of the Employment with the Company, she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of the Employment, nor will the Co-CTO engage in any other activities that conflict with her obligations to the Company without the prior written consent of the Company.

9.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the salary paid to the Co-CTO by the Company and subject to applicable law, the Co-CTO agrees that during the term of the Employment and for a period of one (1) year following the termination of the Employment for whatever reason:

(a)	The Co-CTO will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Co-CTO in the Co-CTO’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(b)	The Co-CTO will not assume employment with or provide services as a director or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor; and

(c)	The Co-CTO will not seek, directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

The provisions contained in Section 9 are considered reasonable by the Co-CTO and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Co-CTO breaches this Section 9, the Co-CTO acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek all remedies permissible under applicable law.

10.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

12.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Co-CTO and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including any prior agreements between the Co-CTO and a member of the Group. The Co-CTO acknowledges that she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Co-CTO and the Company.

14.	GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands and each of the parties irrevocably consents to the jurisdiction and venue of the courts located in Cayman Islands.

15.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

16.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, he or she has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

Company: Maase Inc.

Name:	Min Zhou
Title:	Chief Executive Officer and Vice-Chairperson of the Board

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